POWER OF ATTORNEY

I, Shelley Stewart, Jr., a member of the Board of Directors of Cleco Corporation, do hereby give authority to the Corporate Secretary or any duly elected and serving corporate officer of Cleco Corporation, to sign on my behalf, from time to time at my direction, such forms in my name as a member of the Board of Directors of Cleco Corporation that may be required to be filed with the Securities and Exchange Commission under the provisions of Section 16 of the Securities Exchange Act of 1934.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the 25th day of March, 2010.

/s/ Shelley Stewart, Jr.
Shelley Stewart, Jr.